Exhibit 10.31

November 23, 2009

Mr. Tony Vernon

Dear Tony,

The letter confirms our agreement to amend the terms of our offer letter to you, dated June 17, 2009 (the “Letter”), for the position of President Kraft Foods North America. The Letter is amended in the following respects, effective November 23, 2009:

1. The following new sentence is added at the end of the third paragraph of the Section entitled Other Benefits relating to severance arrangements in the event of involuntary termination without cause:

“The amount of any severance pay under such arrangements shall be paid in equal installments at the regularly scheduled dates for payment of salary to Kraft executives and beginning within 30 days of your termination.”

2. The following new Section is added immediately prior to the last sentence of the Letter:

“Section 409A of the Code

If you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.”

The foregoing amendment is intended to conform the terms of the Letter to the final regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but it shall not provide a basis for any action against the Company or any related company based on matters covered by section 409A of the Code.

Please signify your agreement with the terms of this amendment by signing this letter and returning it to my attention before November 27, 2009.

Sincerely yours,

/s/ David Pendleton

David Pendleton
Vice President Compensation
Kraft Foods Inc.
3 Lakes Drive
Northfield, IL 60093
847/646-7688

/s/ William A. Vernon	December 7, 2009
Signature	Date